UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Wilf, Stacie P.

   c/o ParkerVision, Inc.
   8643 Baymeadows Way
   Jacksonville, FL  32256
2. Issuer Name and Ticker or Trading Symbol
   ParkerVision, Inc.
   PRKR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Secretary, Treasurer
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |3/30/9|G*  |V|2,772             |D  |N/A        |961,811            |I**   |By Family Limited Partnersh|
                           |8     |    | |                  |   |           |                   |      |ip                         |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/30/9|G   |V|2,772             |A  |N/A        |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/30/9|J***|S|2,772             |D  |N/A****    |70,000             |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |N/A   |N/A |N|N/A               |N/A|N/A        |1,000              |I     |By Minor Children          |
                           |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* Distribution by S- ParkerWilf Family Limited Partnership to Ms. Wilf, the beneficial owner of the partnership.
** Held by S-ParkerWilf Family Limited
Partnership.
*** Transfer as a limited partner capital contribution in a family limited partnership.
**** The last reported sale price of a share of common stock on March 30, 1998 was $23.50.
The additional reporting person is the S-ParkerWilf Family Limited Partnership, 409 S. 17th Street, Omaha, Nebraska 68102.
/s/ Stacie P.
Wilf
____________________________________________
Stacie P. Wilf, President of S-ParkerWilf Co.,
Inc.
General Partner of S-ParkerWilf Family Limited
Partnership
SIGNATURE OF REPORTING PERSON
/s/ Stacie P. Wilf
DATE
April 10, 1998